Exhibit 99.1

TScan Therapeutics Reports Third Quarter 2025 Financial Results and Provides Corporate Update

Reached agreement with FDA on pivotal study design for TSC-101 following productive end of Phase 1 meeting

Data from ALLOHA™ Phase 1 heme trial to be presented at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition

Made the strategic decision to prioritize clinical development of the heme program and initiate preclinical development of in vivo-engineered TCR-T for solid tumors

Cash, cash equivalents, and marketable securities expected to fund operations into the second half of 2027

WALTHAM, Mass., Nov. 12, 2025 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the third quarter ended September 30, 2025, and provided a corporate update.

“Following a productive meeting with the FDA, we now have a clearly defined pivotal trial design for TSC-101, and we also have an improved commercial-ready manufacturing process in place. We are focused on advancing this promising program for patients with AML and MDS and look forward to sharing updated results from the ALLOHA Phase 1 trial at ASH next month,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “After infusing the first two patients with multiplex TCR-T in our PLEXI-T trial, we have now paused further enrollment to focus on preclinical development of in vivo engineering to treat patients with solid tumors. We believe this approach represents a promising and more cost-efficient way to deliver off-the-shelf, multiplexed TCR-T cells.”

Recent Corporate Highlights

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The Company recently announced that it has reached agreement with the U.S. Food and Drug Administration (FDA) regarding its pivotal trial design for TSC-101. The FDA has agreed to a study design that mirrors the current ALLOHA™ Phase 1 trial (NCT05473910) using a biologically-assigned internal control arm. TScan believes the design of the pivotal trial, which is expected to begin in the second quarter of 2026, will enable efficient enrollment and streamlined assessment of study endpoints.

In addition, the Company announced that it has implemented a commercial-ready manufacturing process that shortens manufacturing time by five days, both lowering

Exhibit 99.1

the associated cost of goods and reducing the extent of ex vivo T cell expansion. An initial technology transfer of this process to an external contract development and manufacturing organization has been completed. The commercial-ready process will be used in the ongoing Phase 1 as well as future pivotal study.

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In early November, the Company made the strategic decision to prioritize the clinical development of its heme program and pause further enrollment in its solid tumor Phase 1 trial, while focusing its preclinical efforts on in vivo engineering for solid tumors and target discovery in autoimmunity. As a result of these actions, the Company’s existing cash, cash equivalents, and marketable securities are now expected to fund its current operating plan into the second half of 2027.

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In October, the Company presented at the American College of Rheumatology Convergence 2025 where the Company highlighted the potential application of its proprietary TargetScan technology to identify novel targets in T cell-driven autoimmune disorders, including ankylosing spondylitis, scleroderma, and ulcerative colitis. The presentation materials can be found on the Publications tab of the Company’s website at www.tscan.com.

Upcoming Anticipated Milestones

Heme Malignancies Program: TScan’s lead TCR-T therapy candidate, TSC-101, is designed to treat residual disease and prevent relapse in patients with heme malignancies undergoing allogeneic hematopoietic cell transplantation (HCT) (the ALLOHA trial, NCT05473910).

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Plans to present updated clinical data from the ALLOHA Phase 1 heme trial, including two-year relapse data on initial patients treated with TSC-101, at the upcoming 67th American Society of Hematology (ASH) Annual Meeting and Exposition.

Title: TSC-101 eliminates recipient hematopoietic cells and demonstrates potential for improved relapse-free survival in patients with AML, ALL, or MDS undergoing allogeneic HCT: Updated results from the Phase 1 (ALLOHA) trial.
Publication Number: 2391
Presentation Date and Time: December 6, 2025, 5:30-7:30 PM ET

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Plans to submit investigational new drug (IND) applications for two additional TCR-T product candidates to expand HLA coverage of the heme program in the fourth quarter of 2025.
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Plans to launch pivotal trial for TSC-101 for patients with acute myeloid leukemia (AML) and myelodysplastic syndromes (MDS) in the second quarter of 2026.

Exhibit 99.1

Solid Tumor Program: TScan’s strategy is to treat patients with multiple TCR-T therapy candidates to overcome tumor heterogeneity and resistance that may arise from either target or HLA loss (the PLEXI-T™ trial, NCT05973487).

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PLEXI-T enrollment paused, shifting efforts to preclinical development of an in vivo engineering platform for solid tumors.
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Plans to share safety and efficacy data on patients infused to date in the PLEXI-T solid tumor trial in the first quarter of 2026.

Third Quarter 2025 Financial Results

Revenue: Revenue for the third quarter of 2025 was $2.5 million, compared to $1.0 million for the third quarter of 2024. The increase was primarily due to timing of research activities pursuant to the Company’s collaboration agreement with Amgen.

R&D Expenses: Research and development (R&D) expenses for the third quarter of 2025 were $31.7 million, compared to $26.3 million for the third quarter of 2024. The increase of $5.4 million was primarily driven by increased manufacturing and clinical activities, as well as personnel costs to support these activities. R&D expenses included non-cash stock compensation expense of $1.7 million and $1.2 million for the third quarter of 2025 and 2024, respectively.

G&A Expenses: General and administrative (G&A) expenses for the third quarter of 2025 were $7.9 million, compared to $7.4 million for the third quarter of 2024. The increase of $0.5 million was primarily driven by personnel costs to support business activities. G&A expenses included non-cash stock compensation expense of $1.3 million and $1.3 million for the third quarter of 2025 and 2024, respectively.

Net Loss: Net loss was $35.7 million for the third quarter of 2025, compared to $29.9 million for the third quarter of 2024, and included net interest income of $1.3 million and $2.7 million, respectively.

Cash Position: Cash, cash equivalents, and marketable securities as of September 30, 2025, were $184.5 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources will be sufficient to fund its current operating plan into the second half of 2027.

Share Count: As of September 30, 2025, the Company had 56,747,993 shares of common stock outstanding, consisting of 52,471,405 shares of voting common stock and 4,276,588 shares of non-voting common stock. In addition, the Company had 73,087,945 of prefunded warrants outstanding to purchase shares of voting common stock at an exercise price of $0.0001 per share. Pro forma outstanding shares as of September 30, 2025, inclusive of both common stock and prefunded warrants, were 129,835,938.

About TScan Therapeutics, Inc.

Exhibit 99.1

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidate is in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation (the ALLOHA™ Phase 1 heme trial). The Company has developed multiple TCR-T therapy candidates for solid tumors and is currently developing methods for in vivo engineering using these candidates. The Company is also applying their TargetScan platform to discover novel targets in various T cell-mediated autoimmune diseases.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, expectations, and timing relating to the Company’s hematologic malignancies program, including updated manufacturing process resulting in shortened manufacturing times, lower cost of goods, reduced extent of ex vivo T cell expansion, and a commercial-ready process, clinical updates of the ALLOHA Phase 1 heme trial, presentation of data, enrollment and dosing of patients, filing of an new IND applications and initiation of Phase 1 development, and clinical trial design and initiation of a pivotal trial for TSC-101; the Company’s plans, progress, expectations, and timing relating to the Company’s solid tumor program, including clinical updates of the PLEXI-T Phase 1 solid tumor trial, development of in vivo manufacturing, and presentation of data; the Company’s plans, progress, expectations, and timing relating to the Company’s autoimmunity programs, including identification of novel targets; the progress of the hematologic malignancies, solid tumor, and autoimmunity programs being indicative or predictive of the success of each program; the Company’s current and future research and development plans or expectations; the structure, timing and success of the Company’s planned preclinical development, submission of INDs, and clinical trials; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; the Company’s ability to fund its operating plan into the second half of 2027 with its existing cash, cash equivalents, and marketable securities; the expected charges, cost reductions and savings, and capital preservation associated with the strategic prioritization; and the Company’s goals, strategy and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic

Exhibit 99.1

effects and potential advantages of TScan’s TCR-T therapy product candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s approved INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy product candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy product candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Troy Neubecker
TScan Therapeutics, Inc.
Investor Relations
857-399-9517
tneubecker@tscan.com

Melissa Forst
Argot Partners
212-600-1902
TScan@argotpartners.com

Exhibit 99.1

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$169,506	$178,689
Other assets	92,719	192,429
Total assets	$262,225	$371,118
Liabilities and Stockholders' Equity
Total liabilities	$118,204	$130,148
Total stockholders' equity	144,021	240,970
Total liabilities and stockholders' deficit	$262,225	$371,118
Common stock and prefunded warrants outstanding (1)	129,835,938	129,678,572

(1) Includes at September 30, 2025 and December 31, 2024, 73,087,945 issued and outstanding prefunded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share.

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2025	2024
Revenue:
Collaboration and license revenue	$2,511	$1,049
Operating expenses:
Research and development	31,689	26,262
General and administrative	7,874	7,409
Total operating expenses	39,563	33,671
Loss from operations	(37,052)	(32,622)
Interest and other income, net	2,041	3,693
Interest expense	(699)	(958)
Net loss	$(35,710)	$(29,887)
Net loss per share, basic and diluted	$(0.28)	$(0.25)
Weighted average common shares outstanding—basic and diluted (2)	129,835,938	118,700,362

(2) For the three months ended September 30, 2025 and 2024, 73,087,945 and 65,587,945 shares of the Company's voting common stock issuable upon exercise of prefunded warrants are included as outstanding common stock in the calculation of basic and diluted net loss per share.